UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Kinder Morgan, Inc.
(Name of Registrant as Specified In Its Charter)
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1001 Louisiana Street, Suite 1000
Houston, Texas 77002
May 1, 2023

Dear Fellow Stockholders:
I am writing to you on behalf of the Board of Directors (the “Board”) of Kinder Morgan, Inc. (“Kinder Morgan”) to ask for your support by voting in accordance with the Board’s recommendations on all proposals submitted for your consideration at our 2023 Annual Meeting of Stockholders. Specifically, the Board asks that you vote “FOR” the re-election of all of our directors in Proposal 1, including Robert Vagt, the chair of our Environmental, Health and Safety (EHS) Committee.
Institutional Shareholder Services (“ISS”) issued its Proxy Analysis and Voting Recommendations regarding Kinder Morgan, Inc. on April 26, 2023. ISS recommended a vote “AGAINST” the re-election of Mr. Vagt. ISS’s recommendation is based, in part, on a misleading characterization of our company as having been “identified as one of the world's largest corporate greenhouse gas emitters by the Climate Action 100+ investor coalition.” In describing Kinder Morgan this way, ISS is ignoring a distinction that the Climate Action 100+ investor coalition (“CA 100+”) makes in identifying companies with whom to focus its engagement. Kinder Morgan is not among the largest corporate emitters identified by CA 100+; rather, Kinder Morgan is one of 66 companies on what CA 100+ refers to as its “plus” list, which CA 100+ has deemed critical to the energy transition. ISS made the same mischaracterization in 2022, and we made them aware of their mistake; however, they repeated their mistake in this year’s recommendation. Further, we have been informed by CA 100+ that, in June 2023, Kinder Morgan will be removed from CA 100+’s focus list for the next phase of its initiative.
ISS’s recommendation is also based on a view that Kinder Morgan is not taking the minimum steps needed to understand, assess, and mitigate risks related to climate change. We believe we have taken substantial steps that allow us and our investors to understand, assess, and mitigate risks related to climate change. As mentioned in our proxy statement for the annual meeting, with the review and approval of our EHS Committee, we publish an Environmental, Social and Governance (ESG) Report annually. We have worked to expand and enhance our ESG disclosure every year.
Our most recent ESG Report, which is 144 pages long, outlines our:
•climate-related risks;
•commitment to reducing methane emissions from our natural gas pipeline assets;
•other initiatives to reduce greenhouse gas emissions from our operations, including multiple emissions reduction projects and participating in research and development to monitor and quantify emissions; and
•pursuit of opportunities to address climate change, including investing in renewable natural gas, biodiesel, ethanol, and renewable diesel, and responsibly sourced natural gas transportation projects.
We appreciate your attention and request your support in voting FOR the re-election of Mr. Vagt. If you have already submitted a vote “AGAINST” Mr. Vagt based on ISS’s recommendation, we ask that you reconsider your vote and submit a “FOR” vote.
Thank you for your continued support.

Sincerely,
Richard D. Kinder
Executive Chairman